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                            Fidelity Holdings, Inc.
                            80-02 Kew Gardens Road
                             Kew Gardens, NY 11415
                                (718) 520-6500
                              Fax (718) 793-4841


                                                            September 18, 1997

To:      The Shareholders of Lichtenberg Robbins Buick, Inc.
         d/b/a Lichtenberg Buick,
         and Lichtenberg Motors Inc. d/b/a Lichtenberg Mazda, listed on the signature pages hereof:

         Re: Proposal by FIDELITY HOLDINGS, INC. or one of its wholly-owned subsidiaries ("FDHG") to purchase all of the issued and outstanding voting capital stock of Lichtenberg Buick and Lichtenberg Mazda (collectively, the "Dealer")

Gentlemen:

         1. This letter (the "Letter of Intent" or "LOI") shall serve to confirm our proposed transaction (the "Transaction" regarding the purchase by Fidelity Holdings, Inc., or one of its wholly-owned subsidiaries and the sale by all shareholders of the Dealer (the "Sellers") of all of his, its or their shares of Common Stock of Dealer (herein referred to as the "Common Stock" or the "Shares"). The purchase price for all of the shares of Common Stock of Dealer shall be equal to 8X pro forma after tax earnings of Dealer for the 12 months ended December 31, 1997 (determined as if the Dealer was a tax paying "C" corporation for federal and state tax purposes) determined by applying generally accepted accounting principles ("GAAP") as certified by Dealer's independent accountants, subject to adjustments for normalization of salaries and perquisites, rents and other extraordinary expenses of operations of the Dealer, and adjustments for any reserves for chargebacks, and used car reserves, payable seventy-five (75) percent in the stock of FDHG and twenty-five (25) percent in cash at the Closing, subject to appropriate reserves for post-closing purchase price adjustments. In the event that, pursuant to the above formula, the purchase price is less than $1.8 million, either FDHG or the Sellers shall have the right to terminate the Transaction. In no event will the cash portion of the purchase price be less than $500,000. The purchase price shall be allocated between Lichtenberg Buick and Lichtenberg Mazda as agreed by the parties prior to Closing.

         2. The market value of the FDHG Common Stock delivered to the Stockholders would be based upon the average of the closing sale prices of FDHG Common Stock on NASDAQ, as reported in the Wall Street Journal, during the twenty (20) trading days ending five (5) full trading days prior to the closing of the Transaction (the "Closing"). This purchase price assumes that the Net Working Capital (as hereinafter defined) of Dealer as of the Closing is not less than an amount mutually agreed upon by FDHG and the Sellers (which amount shall be set forth in the Agreement, as hereinafter defined), and that there is no material decrease in the current fiscal year in revenues or operating earnings as compared to the prior year. For purposes of this Letter of Intent, "Net Working Capital" shall mean the net working capital of Dealer (i.e., total current assets less total current liabilities), further reduced by any long-term debt of Dealer. The purchase price may be adjusted downward in the event that any of such assumptions proves incorrect.



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         3. Seventy-five (75) percent of the purchase price, consisting of two-thirds of the Shares and all of the cash, shall be payable at Closing with the remainder of the Shares to be held in escrow by counsel for Sellers pending determination of the purchase price, inclusive of any post-closing adjustments, as contemplated under paragraph 2 hereof. Once such determination has been completed, (a) the Sellers shall be obligated to repay 25% of any downward adjustment in the purchase price in cash, (b) stock representing 5% of the purchase price shall remain in escrow, (c) the balance of the purchase price, as adjusted, shall be released from escrow and paid to the Sellers, and
(d) any remaining Shares shall be returned to FDHG. The remaining escrowed Shares shall continue in escrow until the first anniversary of the Closing as a reserve against any undisclosed liabilities of the Dealer.

         4. The Sellers acknowledge that the Shares issued will not be registered with the SEC for resale and that they will be acquiring the Shares for investment purposes and not with any present intent to sell, pledge or otherwise dispose of the Shares. As such, the Shares will be subject to restrictions on their transfer and, in all likelihood, will not be saleable for at least one (1) year from the date of Closing. The Company will attempt to make available to the Sellers piggy back registration rights for the Shares, subject to the approval of the underwriter in any underwritten offering of the Company's common stock.

         5. As is customary in transactions of this kind, consummation of the proposed purchase is subject to the satisfactory completion of a due diligence investigation and will be conditioned upon several factors, including but not limited to the following:

                  A. Preparation and execution of a definitive stock purchase agreement (the "Agreement") and other closing documents, which Agreement and other closing documents shall contain the terms and provisions expressed herein, together with such further terms and conditions as are customary in a transaction as contemplated. In the Agreement, the Stockholder will make certain representations, warranties and covenants as to the title to the assets of the Companies, collectability of receivables, inventories (new and used), charge backs, warranty claims, absence of undisclosed litigation, claims against or liabilities of the Companies, existence of insurance coverage, correctness of the financial statements, absence of any material adverse change in the Companies' business or financial condition since December 31, 1996, and as of the date of Closing, and any other representations, warranties and covenants as are customary in a transaction as contemplated. These representations, warranties and covenants will survive the Closing for a period of two years, except with respect to (i) specifically identified items and (ii) additional income tax liabilities, which will survive the Closing as mutually agreed or through the term of the statutes for the applicable income tax filings, respectively.

                  B. The acquisition by FDHG of the Shares must represent one hundred percent (100%) of the issued and outstanding Common Stock of Dealer at the Closing, free and clear of any and all liens, claims or encumbrances of any nature whatsoever.

                  C. The cancellation at or prior to the Closing, of any stock options of Dealer outstanding, at no cost to FDHG.


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                  D. Letters of resignation from all of Dealer's directors,
effective as of the Closing.

                  E. Certain key employees (mutually agreed upon by FDHG and Sellers), shall have agreed to remain in the employ of the Dealer. Peter Lichtenberg's employment agreement will be for a term of five (5) years from the date of Closing with base compensation of $150,000 per annum plus profit participation incentives. The scope and duration of the restrictive covenants contained in Peter Lichtenberg's agreement shall be dependent upon whether or not the Company offers him continued employment on at least comparable terms at the expiration of his employment agreement. If he is offered such employment but elects not to accept it, he shall be prohibited from directly or indirectly participating in the sale of new or used cars within the five Boroughs of New York City for a period of three years following the termination of his employment and shall be prohibited from servicing or soliciting any customers of Dealer or hiring any employee of Dealer for a period of three years following termination of his employment. If the company does not offer Peter Lichtenberg continued employment on the basis contemplated above, the scope of the foregoing restriction on competition shall be reduced to the Boroughs of Queens and Brooklyn.

                  F. All liens and security interests securing debts of Dealer which have been paid in full prior to or at the Closing shall have been fully released to the reasonable satisfaction of FDHG and all Uniform Commercial Code financing statements covering such debts shall have been terminated.

                  G. All obligations of Dealer which are not being retired or satisfied by the Sellers prior to or at the Closing will be modified in such a manner that their covenants, repayment schedules, and other provisions will be upon terms reasonably satisfactory to FDHG. If the Sellers are personal guarantors of any of such obligations and the Company is not successful in eliminating such guarantees, the Company will indemnify the Sellers against any damages they suffer arising out of or related to such guarantees.

                  H. FDHG shall have received from counsel for Dealer and the Sellers an opinion in scope and substance reasonably satisfactory to FDHG and its counsel dated as of the date of Closing.

                  I. FDHG shall be satisfied in its sole discretion with the results of its continuing legal, financial and business due diligence investigations of Dealer.

                  J. No unsatisfied liens for the failure to pay taxes of any nature whatsoever shall exist against Dealer, or against or in any way affecting any of the Shares.

                  K. All officers and directors of Dealer and each of the Sellers shall have repaid in full all debts or other obligations, if any, owed to Dealer at or prior to the Closing. Obligations of Dealer, if any, owed to Sellers will be assumed by FDHG or renegotiated at closing.

                  L. No material adverse change, as determined in FDHG's sole discretion, shall have occurred in Dealer's business or its future business prospects.


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                  M. No customer or customers representing a significant
amount in the aggregate of Dealer's business shall have materially curtailed or terminated its or their relationship with Dealer.

                  N. FDHG shall have received from Dealer audited balance sheets, income statements and statements of cash flows for the years ended December 31, 1995 and December 31, 1996, unless FDHG's independent auditors determine that, for SEC filing purposes, audited statements of Dealer are required, in which event the historical financial statements of the Dealer must, in the opinion of FDHG's independent public accountants, be suitable or readily adaptable for incorporation in the registration statements, prospectuses and annual reports to be filed by FDHG with the Securities and Exchange Commission ("SEC") under applicable federal securities laws and regulations.

                  O. Jeffrey Lichtenberg shall have covenanted that he will not, for a period of two (2) years from the date of Closing (i) compete within the five Boroughs of New York City, (ii) service or solicit any customers of Dealer, or (iii) recruit any employee of Dealer.

                  P. Since December 31, 1996, Dealer shall have made no dividend, consulting or other payment to the Sellers except for salaries (not to exceed current compensation) approximately $72,000 in one-time bonuses and distributions to cover their personal federal and state income obligations arising due to the Sub-Chapter "S" status of Dealer.

                  Q. Dealer shall be required to deliver to FDHG the financial and other information listed on Exhibit "A" hereto on an monthly basis from the date of execution of this Letter of Intent until the date of Closing.

                  R. Sellers shall have assumed and/or discharged all deferred taxes of Dealer.

                  S. Sellers shall take all necessary actions, including joining in the required election, so that FDHG may obtain a stepped-up basis in all of the assets of Dealer (i.e., a successful Section 338(h)(10) election, no cash-to-accrual liability to FDHG or Dealer shall be created upon the sale of the stock, and all deferred taxes on the books of Dealer shall have been eliminated). The Company shall reimburse (as additional purchase price) the Sellers in cash on any after-tax basis for any additional taxes payable by the Sellers in connection with this Transaction as a result of such
Section 338(h)(10) election.

                  T. The Transaction shall have received all necessary approval of shareholders and directors of FDHG (or the purchasing entity, if not FDHG) and the Sellers.



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                  U. FDHG shall have successfully completed its contemplated public offering of securities and, in connection therewith, shall have received net proceeds therefrom of a minimum of $6.9 million.

                  V. Appropriate arrangements for all premises contemplated to be utilized by Dealer in its operations following the Closing shall have been entered into on terms satisfactory to FDHG and sellers.

         6. Immediately upon your acceptance of this Letter of Intent, our counsel shall be instructed to prepare the Agreement, and Sellers shall cause Dealer to provide to FDHG and its designated representatives complete access at the offices of Dealer's accountants to all the books, records and documents (financial and otherwise) of Dealer, and to further cause the directors, officers and employees of Dealer to cooperate with and assist FDHG and its representatives in conducting their examination of Dealer. In connection therewith, FDHG agrees not to contact any lender, customer, or other person associated in business with Dealer without first obtaining the consent of Dealer. Sellers will permit representatives of FDHG to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of Dealer, to the headquarters office of Dealer.

         7. During FDHG's on-site investigation of Dealer, FDHG shall not discuss any aspects of the operation of Dealer with any employee of Dealer, and FDHG shall direct all requests for information and material only through Mr. Peter Lichtenberg or his designated representatives, unless otherwise agreed to by FDHG and the Dealer. Furthermore, and in addition to the provisions above, Dealer shall arrange with FDHG a mutually agreeable time and place at which FDHG may conduct interviews in a format and covering subjects reasonably acceptable to Dealer with key customers and employees of Dealer mutually agreed to by FDHG and the Sellers.

         8. The Agreement shall specify a closing date, which may be extended to March 30, 1998 by FDHG or to a later day by the mutual written consent of all the parties, contingent, of course, upon any required approvals of manufacturers, governmental authorities or agencies, and all other contingencies provided herein. We would like the Agreement to be executed no later than October 31, 1997, and the final closing and consummation of the transactions contemplated herein and therein to occur on or before January 31, 1998.

         9. Effective upon execution of this Letter of Intent, the Sellers will cause Dealer to:

                  A. carry on its business in substantially the same manner as heretofore and not introduce any material new method of management, operation or accounting;

                  B. maintain its properties, facilities and equipment and other assets in as good working order and condition as at present, ordinary wear and tear excepted;

                  C. perform all its material obligations under debt and lease instruments and other agreements relating to or affecting its assets, properties, equipment and rights;



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                  D. subject to paragraph 5.V. hereof, maintain present debt and lease instruments and not enter into new or amended debt or lease instruments other than in the ordinary course of business, without the knowledge and consent of United;

                  E. keep in full force and effect present insurance policies or other comparable insurance coverage;

                  F. use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Dealer;

                  G. not effect any change in the capital structure of the organizations, including, but not limited to, the issuance of any option, warrant, call, conversion right or commitment of any kind with respect to the Dealer's capital stock or the purchase or other reacquisition of any outstanding shares for treasury stock;

                  H. not materially increase present salaries and commission levels for all officers, directors, employees and agents;

                  I. prohibit expenditures outside the normal course of business, and prohibit capital expenditures in excess of $10,000 per expenditure or $50,000 in the aggregate without the prior approval of FDHG;

                  J. maintain compliance with all permits, laws, rules and regulations, consent order, etc.;

                  K. maintain its present agreements with manufacturers and perform according to the terms of such agreements; and

                  L. not, without the knowledge and consent of FDHG, declare any dividends nor pay out extraordinary bonuses, fees, commissions or any other unusual distributions to any Seller, directors, management or other personnel between the date of the Letter of Intent and the Closing.

         10. Each party shall bear its own fees and expenses, including any investment banking fees. Each party represents and warrants to the others that they have not utilized the services of any broker in connection with the transactions contemplated by this Agreement and that such parties shall not be liable for any fees or expenses due or payable to any broker by reason of any such transactions.



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         11. In consideration of the substantial expenditures of time, effort and money to be undertaken by FDHG in connection with the preparation and execution of the Agreement and the various reviews, investigations and verifications referred to above, Sellers and Dealer shall hereby undertake and agree (i) that during the term of this Letter of Intent, Sellers and Dealer, neither individually or collectively, shall enter into or conduct any discussions with any other person for the purchase of any of the Shares or any of Dealer's assets (except for acquisition or disposition of assets in the ordinary course of business as permitted hereby, and (ii) individually and collectively, to negotiate in good faith in an attempt to successfully conclude the Transaction. In addition, pending execution and delivery of the Agreement (or the earlier termination of this Letter of Intent), Dealer will not and will not permit its representatives to solicit or encourage (including by way of furnishing any non-public information concerning Dealer's business, properties or assets) any acquisition proposal and will terminate all negotiations relating to an acquisition proposal that may exist as of the date of this Letter of Intent. In the event an acquisition proposal is received, Dealer shall promptly notify FDHG. As used in this Letter of Intent, "acquisition proposal" means any proposal for a merger or other business combination involving Dealer or for the acquisition of an equity interest in, or a substantial portion of the assets of, Dealer other than pursuant to the Transaction.

         12. Dealer and Sellers each agree that he, she or it will not make any public disclosure of this Letter of Intent or the execution of the Agreement without FDHG's prior approval. Prior to issuing any press release or public statement concerning the Transaction, a copy shall be made available to the other parties for their comments. If the proposed Transaction is not consummated for any reason whatsoever, the respective parties hereto shall keep confidential any information (unless ascertainable from public or published information or trade sources) concerning the business or operations of the parties hereto.

         13. FDHG will hold and will cause its employees, representatives, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all documents and information concerning Dealer to FDHG in connection with the Transaction (except to the extent that such information can be shown to have been (a) previously known by FDHG and where the disclosure of which is not in violation of an obligation of FDHG, (b) in the public domain through no fault of FDHG, or (c) later lawfully acquired by FDHG from other sources unless FDHG knew such information was obtained in violation of an agreement of confidentiality) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with the Agreement (it being understood that such persons shall be informed by FDHG of the confidential nature of such information and shall be directed by FDHG to treat such information confidentially).

         14. It is acknowledged that, between the date hereof and the execution and delivery of the Agreement, the Transaction is subject, as to structure only, to the parties' reasonable satisfaction with respect to the corporate and tax consequences thereof, including but not limited to the issues contemplated in Paragraph 5.S hereof. While it is not the parties' intention to renegotiate the financial terms of the Transaction, as described in this Memorandum of Agreement, the parties merely wish to reserve their right to be reasonably satisfied that the structure of the Transaction will effectuate the intentions of the parties hereto without material adverse consequences to them from a corporate or legal point of view. In connection therewith, at the election of FDHG, the parties will use their best efforts to restructure the Transaction as a purchase of assets rather than stock.



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         15. It is, of course, understood that the respective rights and obligations of Sellers and FDHG remain to be defined in the Agreement into which this Letter of Intent and all prior discussions shall merge; provided however, that the respective obligations of the Sellers and FDHG described in paragraphs 7, 8 and 10-14 hereof shall be binding upon each, respectively, when this Letter of Intent is executed and delivered to FDHG.

         If the foregoing meets with your approval, you should each execute and return a copy of this Letter of Intent, whereupon this letter shall constitute a Letter of Intent between FDHG and the Sellers in accordance with the terms and conditions set forth herein. This letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile signature by any Party on a counterpart of this Letter of Intent shall be binding and effective for all purposes. Such party shall, however, subsequently deliver to the other party an original executed copy of this Letter of Intent. Whether or not the Transaction is consummated, each Party shall pay their own expenses in connection therewith. Unless otherwise agreed to in writing by the FDHG, each of the Sellers and Dealer, this Letter of Intent will terminate in accordance with its own terms if the Agreement is not executed on or before October 31, 1997.

         THIS OFFER MADE BY FDHG IN THIS LETTER OF INTENT SHALL REMAIN OPEN UNTIL 5:00 P.M. SEPTEMBER 19, 1997, AT WHICH TIME IF EXECUTED SIGNATURE PAGES OF THIS LETTER OF INTENT HAVE NOT BEEN DELIVERED BY PERSONS REPRESENTING ONE HUNDRED PERCENT (100%) OF THE ISSUED AND OUTSTANDING COMMON STOCK, ALL OFFERS AND AGREEMENTS MADE BY FDHG HEREIN SHALL BECOME IMMEDIATELY NULL AND VOID
UNLESS AN AGREEMENT TO THE CONTRARY IS EVIDENCED IN WRITING BY FDHG.


                                          Very truly yours,

                                          FIDELITY HOLDINGS, INC.


                                          By: /s/ Doron Cohen
                                          ------------------------
                                          Name: Doron Cohen
                                          Title: President

ACCEPTED AND AGREED THIS ____ DAY OF SEPTEMBER 1997.

LICHTENBERG BUICK


By: /s/ Peter Lichtenberg
    --------------------------------
         Name: Peter Lichtenberg
         Title: President

LICHTENBERG MAZDA



By: /s/ Peter Lichtenberg
    --------------------------------
         Name: Peter Lichtenberg
         Title:President



/s/ Peter Lichtenberg
--------------------------------
PETER LICHTENBERG, Seller

/s/ Jeffrey Lichtenberg
--------------------------------
JEFFREY LICHTENBERG, Seller